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                            SYMBOL TECHNOLOGIES, INC.
                              EXECUTIVE BONUS PLAN
                   (AMENDED AND RESTATED AS OF MARCH 10, 2004)

         SECTION 1. PURPOSE. The purpose of the Symbol Technologies, Inc. Executive Incentive Plan (the "Plan") is to provide Officers of Symbol Technologies, Inc. (the "Company") and its affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan is intended to enhance the ability of the Company and its affiliates to attract individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

         SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

     (a) "AWARD" means a cash bonus payment that may be made pursuant to the Plan.

     (b) "BOARD" means the Board of Directors of the Company.

     (c) "CODE" means the Internal Revenue Code of 1986, as amended from time to time and any successor thereto.

     (d) "COMMITTEE" means the Stock Option / Compensation Committee of the Board (or any successor committee); provided that, with respect to Awards made to Covered Employees as described in Section 5, "COMMITTEE" means a committee of the Board (or subcommittee thereof) consisting solely of two or more members of the Board, each of whom is an Outside Director.

     (e) "COVERED EMPLOYEE" means a "covered employee" within the meaning of
         Section 162(m) of the Code.

     (f) "MEASUREMENT PERIOD" means a period of time selected by the Committee for which the Performance Goal will be measured for purposes of
         Section 5.

     (g) "NET INCOME" means the net income before taxes of the Company as determined under generally accepted accounting principles, excluding
         (a) extraordinary items; (b) cumulative effects of changes in accounting principles; (c) securities gains and losses; (d) amortization or write-off of goodwill, acquired intangibles and purchased in-process research and development; and (e) nonrecurring items including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring and separation charges, and gains and losses from qualified benefit plan curtailments and settlements.

     (h) "OFFICER" means any employee of the Company or any affiliate holding a position at or above Senior Vice President or any zone level that the Committee determines, in its sole discretion, is the equivalent thereof.

     (i) "OUTSIDE DIRECTORS" means those members of the Board who are "outside directors" within the meaning of Section 162(m) of the Code.

     (j) "PARTICIPANT" means any person selected by the Committee to participate in the Plan.

     (k) "PERFORMANCE GOAL" has the meaning set forth in Section 5(b).

     (l) "PERFORMANCE PERIOD" means a period of time selected by the Committee to which an Award relates.

     (m) "TARGET AWARD" means an Award amount that may be paid if certain performance criteria are achieved.

         SECTION 3. ELIGIBILITY. Persons employed by the Company or any of its affiliates on the last day of a Performance Period in active service at an Officer level for all or any part of the Performance

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Period are eligible to be Participants under the Plan for such Performance
Period (whether or not so employed or living at the date an Award is made) and may be considered by the Committee for an Award. An Officer is not rendered ineligible to be a Participant by reason of being a member of the Board.

         SECTION 4. AWARDS-GENERAL. The Committee will establish Target Awards for Participants at the beginning of each Performance Period and the performance criteria to be applicable to Awards for such Performance Period. Except as otherwise provided by Section 5, the performance criteria utilized by the Committee may be based on individual performance, net income, other Company and business unit financial objectives, customer satisfaction indicators, operational efficiency measures, and other measurable objectives tied to the Company's success or such other criteria as the Committee shall determine. Awards will be made by the Committee following the end of each Performance Period. Awards shall be paid after the end of the Performance Period, except to the extent that a Participant has made an election to defer the receipt of such Award pursuant to an approved deferred compensation plan (and in accordance with the terms of such deferred compensation plan). Subject to Sections 5 and 6(d), the Award amount with respect to a Participant shall be determined in the sole discretion of the Committee or such person or committee empowered by the Committee or Board. The determination of the Award amount for each Participant shall be made at the end of each Performance Period and may be less than (including no Award) or, except as otherwise provided by Section 5(c), greater than the Target Award.

         SECTION 5. AWARDS TO COVERED EMPLOYEES.

     (a) If the Committee determines at the time a Target Award is established for a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee shall provide that this Section 5 is applicable to such Award under such terms as the Committee shall determine.

     (b) Subject to Section 6(d), the Award amount with respect to a Participant covered by this Section 5 shall be determined in the sole discretion of the Committee; provided that, if an Award is subject to this Section 5, then the payment of cash pursuant thereto shall be subject to the Company having attained a performance goal relating to Net Income, Cash Flow, Earnings per Share, Return on Equity, Total Return to Stockholders in the form of stock price appreciation and dividends, if paid, or other measures (a "Performance Goal") as determined in the sole discretion of the Committee for the applicable Measurement Period. Such Performance Goals shall be established by the Committee within the time prescribed by Section 162(m) of the Code and the regulations thereunder in order for the Performance Goal to be considered "pre-established" for purposes of Section 162(m) of the Code. The Committee may, in its discretion, reduce the amount of such an Award at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the following: net cash provided by operating activities or other cash flow-based measures, earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total shareowner return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or the affiliate or division of the Company for or within which the Participant is primarily employed.

     (c) Notwithstanding any contrary provision of this Plan, the Committee may not adjust upwards the amount payable pursuant to any Award subject to this Section 5, nor may it waive the attainment of the Performance Goal requirement contained in Section 5(b), except in the case of the death or disability of the Participant.

     (d) Prior to the payment of any Award subject to this Section 5, the Committee shall certify in writing that the Performance Goal applicable to such Award was met.

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     (e)  The Committee shall have the power to impose such other restrictions on Awards subject to this Section 5 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

     (f)  No amounts shall be paid with respect to any Award subject to this
          Section 5 unless and until the Company's stockholders shall have approved the Plan and the Performance Goals as required by Section 162(m) of the Code. So long as the Plan shall not have been previously terminated by the Company, it shall be resubmitted for approval by the Company's stockholders in the fifth year after it shall have first been approved by the Company's stockholders, and every fifth year thereafter.

         SECTION 6. OTHER CONDITIONS.

     (a) No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

     (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any affiliate.

     (c) The Company or any affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

     (d) Notwithstanding any contrary provision of the Plan, the maximum amount which may be paid to a Participant in any fiscal year is $6 million.

         SECTION 7. DESIGNATION OF BENEFICIARIES. A Participant may, if the Committee permits, designate a beneficiary or beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant's death. A designation of beneficiary shall be made in accordance with procedures specified by the Company and may be replaced by a new designation or may be revoked by the Participant at any time. In case of the Participant's death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its affiliates shall have no further liability to anyone with respect to such amount.

         SECTION 8. PLAN ADMINISTRATION.

     (a) The Committee shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration (including the power to delegate authority to others to act for and on behalf of the Committee) subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board, except that the Committee (or any subcommittee thereof) shall have the exclusive authority to exercise any such power with respect to Awards to which
          Section 5 is applicable. In making any determinations under or referred to in the Plan, the Committee (and its delegates, if any) shall be entitled to rely on opinions, reports or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons.

     (b) The Plan shall be governed by the laws of the State of Delaware and applicable Federal law.

         SECTION 9. MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine. Any amendment to the Plan shall require stockholder approval only to the extent required by Section 162(m) of the Code or any other applicable law, rule or regulation.

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